Exhibit 99.1

FOR IMMEDIATE RELEASE

HALLIBURTON AND BAKER HUGHES ANNOUNCE
TERMINATION OF MERGER AGREEMENT

HOUSTON – May 1, 2016 – Halliburton Company (NYSE: HAL) and Baker Hughes Incorporated (NYSE: BHI) today announced that the companies have terminated the merger agreement they entered into in November 2014, effective April 30, 2016.

“While both companies expected the proposed merger to result in compelling benefits to shareholders, customers and other stakeholders, challenges in obtaining remaining regulatory approvals and general industry conditions that severely damaged deal economics led to the conclusion that termination is the best course of action,” said Dave Lesar, Chairman and Chief Executive Officer of Halliburton. “I sincerely thank both our employees as well as the Baker Hughes employees for their tireless efforts throughout the regulatory review process. While disappointing, Halliburton remains strong. We are the execution company – our strategy, technologies and service quality are focused on helping customers maximize production at the lowest cost and driving industry leading growth, margins and returns.”

“Today’s outcome is disappointing because of our strong belief in the vast potential of the business combination to deliver benefits for shareholders, customers and both companies’ employees,” said Martin Craighead, Chairman and Chief Executive Officer of Baker Hughes. “This was an extremely complex, global transaction and, ultimately, a solution could not be found to satisfy the antitrust concerns of regulators, both in the United States and abroad. As we turn the page on this chapter, I want to thank our customers for their patience and continued loyalty over the past 18 months. I also want to thank the entire Baker Hughes team for their unwavering dedication and commitment during this process. Baker Hughes is strongly positioned to build on its foundation and heritage as a technology innovator that differentiates for our customers and delivers compelling value to shareholders.”

In connection with the termination of the merger agreement, Halliburton will pay Baker Hughes the termination fee of $3.5 billion by Wednesday, May 4, 2016.

Halliburton will discuss the termination of the merger agreement during its previously scheduled conference call on Tuesday, May 3, 2016, at 8:00 AM Central Time (9:00 AM Eastern Time). Please visit the website to listen to the call live via webcast. Interested parties may also participate in the call by dialing (888) 793-5581 within North America or (973) 935-8723 outside North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With over 55,000 employees, representing 140 nationalities in over 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the

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field. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn and YouTube.

About Baker Hughes

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company's 39,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes, visit: www.bakerhughes.com.

Safe Harbor

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties with respect to Halliburton include, but are not limited to: with respect to the Macondo well incident, final court approval of, and the satisfaction of the conditions in, Halliburton's September 2014 settlement, including the results of any appeals of rulings in the multi-district litigation; indemnification and insurance matters; with respect to repurchases of Halliburton common stock, the continuation or suspension of the repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2015, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Baker Hughes' Form 10-K/A for the year ended December 31, 2015, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that may affect Baker Hughes’ business, results of operations, and financial condition. Halliburton and Baker Hughes undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For Halliburton Investors: Lance Loeffler Halliburton, Investor Relations Investors@Halliburton.com 281-871-7606 Media: Emily Mir Halliburton, Public Relations PR@halliburton.com 281-871-2601

For Baker Hughes

Investors:

Alondra Oteyza

Baker Hughes, Investor Relations

alondra.oteyza@bakerhughes.com

713-439-8822

Media:

Melanie Kania

Baker Hughes, Media Relations

melanie.kania@bakerhughes.com

713-439-8303